UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 25, 2008

FINDEX.COM, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-29963	88-0378462
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

620 North 129th Street, Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(402) 333-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On February 25, 2008, FindEx.com, Inc., the registrant (the “Company”) consummated an asset acquisition in which it acquired a certain business product line known generally throughout the software market as FormTool® (the “Asset Acquisition”).  FormTool®  is an online service and consumer software package that provides a wide range of general business, legal and administrative forms to small business and individuals that can be edited and customized to meet the unique needs of users.  Although certain forms are available through free user download on the FormTool® Website, the primary product in the FormTool® business line consists of a packaged software product that retails for $29.95 and that can be purchased in box form or purchased and downloaded online by consumers.  Based on representations made by the seller of FormTool® to the Company as part of the Asset Acquisition, as of the date of the Asset Acquisition, there have been at least forty thousand users of FormTool® since its introduction in 1986.  As of December 31, 2007, trailing twelve month revenues attributable to the FormTool® product line amounted to approximately $105,000 (unaudited).

The Asset Acquisition was simultaneously entered into and consummated pursuant to a certain Asset Purchase Agreement (the “Asset Purchase Agreement”) with ORG Professional, LLC, a privately-held California limited liability company (“ORG Professional”) that had purchased FormTool® from Broadcaster, Inc., in 2006 and which has owned it ever since.  Pursuant to the terms of the Asset Purchase Agreement, ORG Professional sold, and the Company acquired, all of the assets and liabilities associated with the FormTool® business product line for a total price equal to $240,000, which total price consisted of $100,000 payable in cash, $100,000 payable in the form of a 24-month promissory note, and $40,000 payable in the form of 1,000,000 shares of restricted common stock of the Company.  The specific assets acquired included, among others, underlying software source code, online marketing channels, trade names, and channel distribution agreements.  The Asset Purchase Agreement contains customary representations and warranties associated with similar asset conveyance transactions, and provides for mutual indemnification in an amount not to exceed the purchase price.

Gordon Landies, one of the current directors of the Company, currently has a five (5%) equity interest in ORG Professional, which ownership interest pre-dated the Asset Acquisition, including any of the discussions leading up to the transaction.  Despite this ownership interest, Mr. Landies has agreed to forego any direct personal economic benefit to which he would otherwise be entitled as a result of the transaction, including without limitation any of the shares of the Company issuable as part of the consideration paid in connection with the Asset Acquisition.

Also made part of the Asset Acquisition was an independent sales services engagement by the Corporation of ORG Professional, which, among other things, provides for ORG Professional resale rights of the FormTool product line on its website.

The foregoing descriptions of the Asset Purchase Agreement do not purport to be complete and are qualified in their entirety by the Asset Purchase Agreement, a copy of which is annexed to this Current Report on Form 8-K as Exhibit 10.29 and incorporated herein by reference.

Item 2.01 – Completion of Acquisition or Disposition of Assets.

Reference is made to Item 1.01 of this Current Report on Form 8-K, as of February 28, 2008, under which the Company reports the completed acquisition of certain assets.

Item 8.01 – Other Events.

On February 26, 2008, the Company issued a press release announcing completion of the acquisition of all of the assets and liabilities associated with a certain business product line known as FormTool®.

A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

The following exhibits are filed herewith:

(d)    Exhibits

Exhibit No.	Description
10.29	Asset Purchase Agreement between Findex.com, Inc. and ORG Professional, LLC dated February 25, 2008.
99.1	Press Release dated February 26, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2008
FINDEX.COM, INC.

	By:	/s/ Steven Malone
Steven Malone
President & Chief Executive Officer